Nasdaq SmallCap - EDYN            For additional information, contact:
                                  S.M. Schuster or G.S. Donovan
                                  (630) 575-2400

                       ENVIRODYNE ANNOUNCES ACQUISITION
                     OFFER BY HK ACQUISITIONS CORPORATION

OAK BROOK, ILLINOIS, June 12, 1997 - Envirodyne Industries, Inc. (Nasdaq
SmallCap: EDYN) today announced that it has received an offer from HK Acquisitions Corporation, a Delaware corporation, formed by Michael E. Heisley, a director of Envirodyne, and Donald P. Kelly, the former chairman, president and chief executive officer of Envirodyne, to purchase all of the outstanding shares of common stock of Envirodyne for $8.50 per share in cash.

Consummation of the merger proposal would be subject to negotiation and execution of a definitive agreement, approval by the Board of Directors and stockholders of Envirodyne and the expiration of the antitrust waiting period.

The offer is contained in a proposed letter agreement requiring a response from the Company by the close of business on June 18, 1997. The proposed letter agreement provides that if it is terminated under certain circumstances relating to an alternative acquisition transaction, the Company would be obligated to pay HK Acquisitions a fee of $10 million.

HK Acquisitions' offer will be submitted to a committee of independent directors of Envirodyne. The committee will evaluate the offer and make a recommendation to the Board of Directors.

Envirodyne operates through wholly-owned subsidiaries that are industry segment leaders in food packaging and foodservice supplies. Principal subsidiaries are: Viskase Corporation; Clear Shield National, Inc.; and Sandusky Plastics, Inc.

Principal products manufactured are:

    - cellulosic casings used in the preparation and packaging of processed meat products;
    - heat shrinkable plastic bags and specialty plastic films for packaging and preserving fresh and processed meat, poultry and cheese products;
    - disposable plastic cutlery, drinking straws and custom dining kits; and
    - thermoformed plastic containers for cultured dairy products, delicatessen, foodservice and other uses.

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